EXHIBIT 99.1

Eileen K. Murray Appointed to Broadridge Board of Directors

NEW YORK, August 16, 2022 – Broadridge Financial Solutions, Inc. (NYSE: BR), a global Fintech leader, is pleased to announce the appointment of Eileen K. Murray as an independent member of its board of directors, effective September 1, 2022. Following Ms. Murray’s appointment, Broadridge’s expanded Board will consist of 12 members, 10 of whom are independent.

Ms. Murray is currently the Chair of the Financial Industry Regulatory Authority (FINRA), where she has served on the Board of Governors since 2016. Her term as the Chair and member of the Board of FINRA is ending on August 19, 2022. Ms. Murray is the former Co-Chief Executive Officer of Bridgewater Associates, one of the world’s largest hedge funds. Prior to joining Bridgewater in 2009, she served as the Chief Executive Officer of Investment Risk Management LLC and as co-CEO of Duff Capital Advisors.

“Eileen is an accomplished executive with deep experience leading complex financial and technology-driven organizations,” said Rich Daly, Executive Chairman of Broadridge’s Board of Directors. “As the financial services industry continues to undergo a digital transformation, Eileen’s expertise will help ensure that Broadridge remains at the forefront of innovation as we continue to provide the infrastructure and technologies to support our clients’ growth and ultimately, enable better financial lives.”

Ms. Murray began her professional career in 1984 at Morgan Stanley, where she held several senior positions over the next 18 years, including Controller, Treasurer, and Chief Accounting Officer, as well as Chief Operating Officer for the firm’s Institutional Securities Group. From 2002 to 2005, she was a Managing Director and Head of Global Technology, Operations and Product Control at Credit Suisse First Boston and served on the firm’s management board. She returned to Morgan Stanley and served as Managing Director, Head of Global Technology and Operations from 2005 to 2007. Ms. Murray earned her Bachelor of Science degree in Accounting from Manhattan College, where she was also awarded an honorary doctorate.

“I am excited to join Broadridge at such a pivotal time for the financial services industry,” said Ms. Murray. “The company is a trusted partner for change, and I look forward to working with management and the rest of the Board to ensure Broadridge continues developing and delivering the critical infrastructure technologies our clients need to keep pace with the industry’s evolution.”

Ms. Murray is on the boards of Guardian Life Insurance Company and HSBC Holdings, as well as the Irish Arts Center. She has also served on the board of directors of the Business Council for International Understanding and The Depository Trust & Clearing Corporation.

About Broadridge

Broadridge Financial Solutions (NYSE: BR), a global Fintech leader with $5 billion in revenues, provides the critical infrastructure that powers investing, corporate governance, and communications to enable better financial lives. We deliver technology-driven solutions that drive business transformation for banks, broker-dealers, asset and wealth managers and public companies. Broadridge's infrastructure serves as a global communications hub enabling corporate governance by linking thousands of public companies and mutual funds to tens of millions of individual and institutional investors around the world. Our technology and operations platforms underpin the daily trading of more than $9 trillion of equities, fixed income and other securities globally. A certified Great Place to Work®, Broadridge is part of the S&P 500® Index, employing over 14,000 associates in 21 countries. For more information about us, please visit www.broadridge.com.

Investors:

W. Edings Thibault
Investor Relations
+ 1 516-472-5129
Edings.Thibault@broadridge.com

Media:
Linda Namias
Corporate Communications
+1 631-254-7711
Linda.Namias@broadridge.com

SOURCE Broadridge Financial Solutions, Inc.

Related Links
http://www.broadridge.com